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                                                             Exhibit (d)(2)(H)

                             SUB-ADVISORY AGREEMENT

           SUB-ADVISORY AGREEMENT (this "Agreement") made as of August 9, 2001, by and between LSA Asset Management LLC, a Delaware limited liability company (the "Manager"), and Fidelity Management & Research Company, a Delaware corporation (the "Adviser").

           WHEREAS, the Manager is registered with the Securities and Exchange Commission (the "SEC") as an investment adviser under the Investment Advisers Act of 1940, and the rules and regulations thereunder, as amended from time to time (the "Advisers Act"); and

           WHEREAS, LSA Variable Series Trust is a Delaware business trust (the "Trust") registered with the SEC as an open-end management investment company under the Investment Company Act of 1940, and the rules and regulations thereunder, as amended from time to time (the "1940 Act"); and

           WHEREAS, the Trust is authorized to issue shares of beneficial interest in one or more investment portfolios, which are offered for sale exclusively to separate accounts of life insurance companies as funding options under variable life insurance and variable annuity contracts; and

           WHEREAS, the Trust has appointed the Manager to serve as the investment manager for one or more of the Trust's investment portfolios pursuant to a Management Agreement, dated October 1, 1999, (the "Management Agreement") and annually approved by the Board of Trustees of the Trust (the "Trustees"); and

           WHEREAS, the Trust and the Manager have obtained, among other relief, an exemption from Section 15(a) of the 1940 Act, pursuant to an order, dated October 4, 1999, of the SEC, permitting the Manager, subject to certain conditions, to enter into and materially amend sub-advisory agreements without shareholder approval; and

           WHEREAS, the Management Agreement authorizes the Manager to select and contract with other investment advisers to manage the investments and determine the composition of the assets of, LSA Diversified Mid-Cap Fund, an investment portfolio of the Trust (the "Fund"), in the manner and on the terms and conditions set forth in the Management Agreement, subject to the general supervision of the Trustees; and

           WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Advisers Act; and


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           WHEREAS, the Manager desires to retain the Adviser to furnish investment management services with respect to the Fund, and the Adviser desires to furnish such services in the manner and on the terms and conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, the Manager and the Adviser agree as follows:

1. APPOINTMENT. The Manager hereby appoints the Adviser to serve as an investment adviser for the Fund, in the manner and on the terms and conditions set forth in this Agreement. The Adviser accepts its appointment as investment adviser and agrees to furnish the services herein set forth for the compensation herein provided.

2.         SUB-ADVISORY SERVICES.

           (a) The Adviser shall, subject to the supervision of the Manager and the Trustees, and in cooperation with any custodian and administrator appointed by the Manager performing the duties of a custodian (the "Custodian"), and administrator (the "Administrator") manage the investment and reinvestment of the assets of the Fund. The Adviser shall use commercially reasonable efforts to manage the Fund in conformity with:

               i) The investment objective, policies and restrictions of the Fund as set forth the Fund's then-current registration statement, as filed with the SEC from time to time and provided to the Adviser; and

               ii) Any procedures, policies or guidelines established by the Manager or the Trustees and furnished in writing to the Adviser; and

               iii) The provisions of Subchapter M of the Internal Revenue Code of 1986, and the rules and regulations thereunder, as amended from time to time (the "Code"); and

               iv) The diversification requirements under Section 817(h) of the Code; and

               v) The provisions of the 1940 Act (collectively, the "Investment Guidelines").

           Subject to the foregoing, the Adviser is authorized, in its discretion and without prior consultation with the Manager, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of


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time the securities have been held and the resulting rate of portfolio turnover or any tax considerations, and the majority or the whole of the Fund may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Adviser shall, in its best judgment, determine. Notwithstanding any provisions of this Section 2(a) to the contrary, the Adviser shall, upon written instructions from the Manager, effect such portfolio transactions for the Fund as the Manager shall determine are necessary in order for the Fund to comply with the above enumerated requirements.

           The Adviser shall furnish the Manager, the Custodian, and the Administrator, as appropriate, with monthly, quarterly and annual reports concerning transactions, performance, and management of the Fund in such form as the Manager may reasonably request, and agrees to review the Fund and discuss the management of the Fund with representatives or agents of the Manager, or the Administrator, at their reasonable request. The Adviser shall permit access to all books and records with respect to the Fund during normal business hours, on reasonable notice. The Adviser shall also provide the Manager, or the Administrator, with such other information and reports as the Manager or the Administrator may reasonably request from time to time. The Adviser shall make a senior portfolio manager of the Fund or an appropriate investment professional available for presentations to the Trustees at a meeting of the Board of Trustees annually, as well as other meetings as may be reasonably requested.

           (b) The Adviser shall make available to the Manager, promptly upon request, any of the Fund's investment records and ledgers as are necessary to assist the Manager to comply with the requirements of the 1940 Act and the Advisers Act, as well as other applicable laws and regulations, and will furnish to regulatory authorities having the requisite authority any information or reports relating to its services under this Agreement that may be requested in order to ascertain whether the Fund is being managed in a manner consistent with applicable laws and regulations.

           (c) The Advisers shall, in connection with the purchase and sale of securities for the Fund, arrange for the transmission to the Custodian on a daily basis, such confirmations, trade tickets, and other documents and information, including, but not limited to, Cusp, Sedum, or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its responsibilities with respect to the Fund, and, with respect to portfolio securities to be purchased or sold through the Depository Trust Company, and will arrange for the automatic transmission of the confirmation of such trades to the Custodian.

           (d) The Adviser shall prepare and file any schedule or notification required by Regulation 13D-G under the Securities Exchange Act of 1934, as amended, and shall provide certification with regard to any securities eligible for passive foreign investment credits.


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           (e) The Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held by the Fund. The Adviser shall instruct the Custodian, the Administrator, and other parties providing services to the Fund to promptly forward misdirected proxy materials to the Adviser.

           (f) The Manager shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Code and Section 817(h) of the Code. In connection with such compliance tests, the Manager shall prepare and provide reports to the Adviser within ten (10) business days of a calendar quarter end relating to the diversification of the Fund under Subchapter M and Section 817(h) of the Code. The Adviser shall review such reports for purposes of determining compliance with such diversification requirements. If it is determined that the Fund is not in compliance with the requirements noted above, the Adviser, in consultation with the Manager, will take prompt action to bring the Fund back into compliance within the time permitted under the Code.

           (g) The Manager acknowledges that the Adviser is not the compliance agent for the Fund or for the Manager, and does not have access to all of the Fund's books and records necessary to perform certain compliance testing. To the extent that the Adviser has agreed to perform the services specified in this Section 2 in accordance with applicable law (including sub-chapters M and L of the Code, the 1940 Act and the Advisers Act ("Applicable Law")) and in accordance with the Investment Guidelines, the Adviser shall perform such services based upon its books and records with respect to the Fund, which comprise a portion of the Fund's books and records, and upon written instructions received from the Fund, the Manager or the Administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Investment Guidelines and Applicable Law based upon such books and records and such instructions provided by the Fund, the Manager or the Administrator.

3. FUND TRANSACTIONS. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any of its partners, officers, employees or affiliates will act as a principal, except as otherwise permitted by law. The Adviser or its agents will arrange for the placing of orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by Adviser. In the selection of such brokers or dealers and the placing of such orders the Adviser is directed at all times to seek for the Fund the most favorable overall terms available, in compliance of Section 28(e) of the Securities Exchange Act of 1934 . It is also understood that it is desirable for the Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable overall terms. Therefore, the Adviser is authorized to consider such services provided to the Fund and other accounts over which the Adviser or any of its affiliates exercises investment discretion and to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Manager from time to time with respect to the extent and


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continuation of this practice. It is understood that the services provided by such brokers may be useful to the Adviser in connection with its services to other clients. The Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws and rules, the securities to be sold or purchased in order to obtain the most favorable overall terms. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction will be made by the Adviser in the manner it considers to be the most equitable and consistent with, its obligations to the Fund and to such other clients. The Adviser is not, however, required to aggregate securities orders.

4.         BOOKS AND RECORDS.

           (a) The Adviser shall, on behalf of the Trust, maintain and keep current, and preserve in the form and for the periods required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 (b)(5), (6), (7), (9) and (10) under the 1940 Act. In accordance with Rule 31a-3 under the 1940 Act, the Adviser agrees that such records are the property of the Trust, and the Adviser shall promptly surrender such records to the Manager upon the Manager's or Trust's request; provided, however, that the Adviser may, at its own expense, make and retain a copy of such records as provided herein.

           (b) The Adviser shall maintain, and preserve in the form and for the periods required by Rule 204-2 under the Advisers Act, such accounts, books and other documents relating to the Adviser's services under this Agreement as are required to be maintained by that rule.

5. ADV DISCLOSURE. The Manager has received a current copy of the Adviser's Investment Adviser Registration on Form ADV, as filed with the SEC. The Adviser agrees to provide the Manager with current copies of the Adviser's Form ADV, and any supplements or amendments thereto, as filed with the SEC, and such other current documents as may reasonably be requested by the Manager. The Manager has provided a current copy of its Form ADV to the Adviser and agrees to provide the Adviser with any supplements or amendments thereto.

6. COMPLIANCE. The Adviser agrees that it shall promptly notify the Manager in the event that the SEC has censured the Adviser for mutual fund advisory activities; suspended or revoked its registration as an investment adviser; it has reason to believe that the Fund may fail to qualify as a regulated investment company under Subchapter M of the Code; or it has reason to believe that the Fund may cease to comply with the diversification provisions of Section 817(h) of the Code.


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7.         CHANGE IN ADVISORY PERSONNEL.  The Adviser shall promptly notify the Manager of any change in the personnel of the Adviser with responsibility for making investment decisions for the Fund or who have been authorized to give instructions to the Custodian or the Administrator.

8. REFERENCE TO MANAGER, LIFE INSURANCE COMPANIES OR TRUST. The Adviser shall not utilize any materials for distribution to shareholders of the Fund or to the public which contain any information relating to the Manager, the Trust (including any fund thereof) or the Fund, or to any life insurance company or separate account thereof that is a shareholder of the Trust, other than as expressly permitted under this Agreement, unless such information and its proposed use have been submitted in writing to the Manager for approval prior to use and the Manager does not reasonably object in writing to such use within five (5) business days after receiving such materials.

9.         OBLIGATIONS OF THE MANAGER.

           (a) The Manager shall provide (or cause the Fund's Custodian, as defined below, to provide) timely information to the Adviser regarding such matters as the composition of assets of the Fund, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Adviser to perform its responsibilities hereunder.

           (b) The Manager has furnished the Adviser a copy of the prospectus and statement of additional information of the Trust and agrees during the continuance of this Agreement to furnish the Adviser copies of any revisions or supplements thereto at or before the revisions or supplements become effective. No revision shall be made nor supplements issued regarding the Fund or the Adviser without the prior review and approval of the Adviser.

           (c) During the term of this Sub-Advisory Agreement, the Manager shall furnish to the Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Adviser or its clients in any way, prior to the use thereof, and the Manager shall not use any such materials if the Adviser reasonably objects in writing five (5) days (or such other time as may be mutually agreed, which would include longer time periods for review of the Fund's prospectus and other parts of its registration statement) after receipt thereof. The Manager shall ensure that materials prepared by employees or agents of the Manager or its affiliates that refer to the Adviser or its clients in any way are consistent with those materials previously approved by the Adviser as referenced in the preceding sentence.

10. COMPENSATION. For the services provided, the Manager will pay the Adviser a fee accrued and computed daily and payable monthly in arrears, based on the aggregate average daily


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net assets of the Fund at the following annual rate: .55% of the first $250 million, .45% of the next $500 million, and .40% of amounts in excess of $750 million. The Adviser shall not be entitled to receive any payment for the performance of its services hereunder from the Trust or the Fund and shall look solely and exclusively to the Manager for payment of all fees for such services.

11. EXPENSES. Except for expenses specifically assumed or agreed to be paid by the Adviser pursuant hereto, the Adviser shall not be liable for any expenses of the Manager, the Trust or any Fund, including, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments with respect to the Fund; and (iii) Custodian and Administrator fees and expenses. The Adviser will pay its own expenses incurred in furnishing the services to be provided by it pursuant to this Agreement.

12. SERVICES NOT EXCLUSIVE. It is understood that the services of the Adviser are not exclusive, and nothing in this Agreement shall prevent the Adviser (or its affiliates) from providing similar services to other clients, or from engaging in other activities.

13. INDEPENDENT CONTRACTOR. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Manager from time to time, have no authority to act for or represent the Manager in any way or otherwise be deemed its agent.

14. COOPERATION. Each party to this Agreement agrees to cooperate with each other in connection with any investigation or inquiry relating to this Agreement.

15. REPRESENTATIONS AND WARRANTIES. Each party hereto represents and warrants to the other party hereto:

           (a) that it is a duly registered investment adviser under the Advisers Act and a duly registered investment adviser in all jurisdictions in which it is required to be so registered, and will continue to be so registered for so long as this Agreement remains in effect; and

           (b) that it has the authority to enter into this Agreement and to perform its obligations under this Agreement.

16. LIABILITY. The Manager agrees that the Adviser, any affiliated person of the Adviser, and each person, if any, who controls the Adviser within the meaning of Section 15 of the Securities Act, shall not be liable for, or subject to any losses, claims, damages, liabilities or expenses in


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connection with any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of wilful misconduct, bad faith, or gross negligence in the performance of the Adviser's duties, or by reason of reckless disregard of the Adviser's obligations and duties under this Agreement.

17.        INDEMNIFICATION.

           (a) The Adviser shall indemnify and hold harmless the Manager and the Trust, and each trustee, director, manager, officer, employee or agent of the Manager and the Trust, and each person, if any, who controls the Manager and the Trust within the meaning of Section 15 of the Securities Act (collectively, the "Indemnified Parties" for purposes of this Section 16(a)) against any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and amounts paid in settlement with the written consent of the Adviser) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon:

               i) Any wilful misconduct, bad faith, or gross negligence by the Adviser in the performance of its obligations or services under this Agreement or the Adviser's reckless disregard of its obligations or services under this Agreement; or

               ii) Any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering shares of the Trust, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known to the Adviser and required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing by the Adviser to the Manager or the Trust; provided, however, that in no case shall the indemnity in favor of the Manager or Trust be deemed to protect the Manager or Trust against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

           (b) The Manager shall indemnify and hold harmless the Adviser, and each trustee, director, manager, officer, employee or agent of the Adviser, and each person, if any, who controls the Adviser within the meaning of
Section 15 of the Securities Act (collectively, the "Indemnified Parties" for purposes of this Section 16(b)) against any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and amounts paid in settlement with the written consent of the Adviser) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon:


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               i)         Any wilful misconduct, bad faith, or gross
           negligence by the Manager in the performance of its obligations or services under this Agreement, or the Manager's reckless disregard of its obligations or services under this Agreement.

18.        TERM AND TERMINATION.

           (a) This Agreement shall take effect as of the date hereof, and shall continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually by the Trustees; provided, however, that in addition to the foregoing, this Agreement shall not take effect or be renewed or performed unless the terms of this Agreement and any renewal of this Agreement have been approved by the vote of a majority of Trustees, who are not parties to this Agreement or "interested persons" (as defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

           (b) The Manager or Trustees may at any time terminate this Agreement on sixty (60) days' written notice to the Adviser.

           (c) This Agreement may be terminated at any time, without payment of any penalty, by the Adviser upon 60-days' written notice to the Manager.

           (d) The Agreement shall terminate automatically in the event of its "assignment" (as defined in Section 2(a)(4) of the 1940 Act) or the termination of the Management Agreement.

19.        CONFIDENTIAL TREATMENT.

           (a) The parties acknowledge that during the course of this Agreement, each party may make Confidential Data available to the other party or may otherwise learn of trade secret or confidential information of the other party (collectively, hereinafter "Confidential Data"). Confidential Data includes all information not generally known or used by others and which gives, or may give, a party an advantage over its competitors or which could cause injury, embarrassment, or loss of reputation or goodwill if disclosed. Such information includes, but is not necessarily limited to, data which identify or concern past, current or potential customers, information about business practices, financial results, research, development, systems and plans; and/or certain information and material identified by a party as "Confidential"; and/or data one party furnishes to the other party from its database or third party vendors; and/or data received from one party and enhanced by the other party. Confidential Data may be written, oral,


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recorded, or on tapes, disks or other electronic media. Because of the sensitive nature of the information that the parties and their respective personnel may become aware of as a result of this Agreement, the intent of the parties is that these provisions be interpreted as broadly as possible to protect Confidential Data.

           (b) Each party acknowledges that all Confidential Data furnished by the other party is considered proprietary and is a matter of strict confidentiality. Each party also acknowledges that the unauthorized use or disclosure of any Confidential Data will cause irreparable harm to the other party. Accordingly, each party agrees that the other party shall be entitled to equitable relief, including injunction, without the necessity of posting a bond, and specific performance, in addition to all other remedies available at law or in equity for any threatened or actual breach of this Agreement or for any threatened or actual unauthorized use or disclosure of Confidential Data.

           (c) Each party agrees that it will employ the same security measures to Confidential Data received from the other party that it would apply to its own comparable confidential information (but in no event less than a reasonable degree of care in handling Confidential Data). Without limiting the generality of the foregoing, each party further agrees that it will not distribute, disclose, or convey to third parties any Confidential Data, except as specifically permitted in this Agreement.

           (d) Each party further agrees that: i) only its employees with a defined need to know shall be granted access to Confidential Data and only after they have been informed of the confidential nature of the Confidential Data; ii) Confidential Data shall not be distributed, disclosed or conveyed to any consultant or subcontractor retained by it except upon the other party's prior written approval, which shall be conditioned on such consultant or subcontractors agreeing to be bound by the terms of this Agreement; iii) no copies or reproductions shall be made of any Confidential Data of the other party except to effectuate the purpose of this Agreement or with the written consent of the other party; and d) it shall not make use of any Confidential Data for its own benefit or for the benefit of any third party.

           (e) Each party further agrees that, should third parties request the party or its consultants or subcontractors to submit Confidential Data of the other party to them pursuant to subpoena, summons, search warrant or other lawful process, it will notify the other party immediately upon receipt of such request. The receiving party shall forward notice via overnight courier to the other party no later than five (5) days after receipt by the receiving party. If the other party objects to the release of the Confidential Data, the party receiving the request will permit counsel chosen by the other party to represent it in order to resist release of the Confidential Data. The party resisting the release of such Confidential Data will indemnify the other party for any expenses incurred by it in connection with resisting the release of the Confidential Data.

           (f) Each party agrees that all Confidential Data received from the other party shall at all times remain the sole property of the other party and, if in tangible form such as (by way of example and not limitation), in writing or on tape, disk, or other electronic media, and all copies, shall be returned to the other party immediately upon termination of the business relationship


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between the parties or upon demand at any other time. Except as otherwise provided by this Agreement, no rights or licenses, express or implied, are granted by one party to the other under any patents, copyrights, trade secrets, or other proprietary rights as a result of, or related to this Agreement.

           (g) The obligations set forth in paragraphs (a) through (f) above shall not apply to: (i) any disclosure specifically authorized in writing by the parties or (ii) Confidential Data which meets one or more of the following criteria: (1) has become well known in the trade; (2) was disclosed to either party by a third party not under an obligation of confidentiality to the other party; (3) was independently developed by the party not otherwise in violation or breach of this Agreement or any other obligation of the party to the other party; or (4) was rightfully known to the party prior to entering into this Agreement.

           (h) Without limiting the foregoing, the Manager acknowledges that the securities holdings of the Fund constitute information of value to the Adviser, and agrees: (1) not to use for any purpose, other than by the Manager or the Trust, or their agents, in order to supervise or monitor the Adviser, the holdings or other trading-related information of the Fund; and
(2) not to disclose the Fund's holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Trustees of the Trust, counsel to the Board, counsel to the Trust, the Administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (d) as otherwise agreed to by the parties hereto in writing. Further, the Manager agrees that information supplied by the Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Adviser, and the Manager agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities;
(iii) to the Trustees, counsel to the Trustees, counsel to the Trust, the Administrator or any sub-administrator, the independent accountants and any other agent of the Trust; or (iv) as otherwise agreed to by the parties hereto in writing.

20. USE OF ADVISER'S NAME. The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name, are the valuable property of the Adviser and its affiliates. The Manager and the Trust shall have the right to use such name(s), derivatives, logos, trademarks or service marks or trade names only with the prior written approval of the Adviser, which approval shall not be unreasonably withheld or delayed so long as this Agreement is in effect.

           Upon termination of this Agreement, the Manager and the Trust shall forthwith cease to use such name(s), derivatives, logos, trademarks or service marks or trade names. The Manager and the Trust agree that they will review with the Adviser any advertisement, sales literature, or notice prior to its use that makes reference to the Adviser or its affiliates or any such name(s), derivatives, logos, trademarks, service marks or trade names so that the Adviser may review the context in which it is referred to, it being agreed that the Adviser shall have no responsibility to ensure the adequacy of the form or content of such materials for purposes of the 1940 Act or other applicable laws and regulations. If the Manager or the Trust makes any unauthorized use of


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the Adviser's names, derivatives, logos, trademarks or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages are inadequate and thus the Adviser shall be entitled to seek injunctive relief.

21. NOTICE. Any notice, instruction or other communication required or contemplated by this Agreement shall be in writing. All such communications shall be addressed to the recipient at the address set forth below, provided that either party may, by notice, designate a different address for such party.

           If to Manager:

                     Jeanette J. Donahue
                     Chief Operations Officer
                     LSA Asset Management LLC
                     3100 Sanders Road, Suite M2A
                     Northbrook, IL 60062

           with a copy to:

                     Bruce A. Teichner, Esq.
                     Assistant General Counsel
                     LSA Asset Management LLC
                     3100 Sanders Road, Suite J5B
                     Northbrook, IL 60062

           If to the Adviser:

                     Fidelity Management & Research Company
                     82 Devonshire Street
                     Boston, MA 02109
                     Attention:  General Counsel

22         Miscellaneous.

           (a) Any amendments to this Agreement will be in writing and signed by the parties hereto.

           (b) This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the Advisers Act, or rules or regulations thereunder.


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           (c) If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party hereunder, such provisions with respect to other parties hereto shall not be affected thereby.

           (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

           (e) The Adviser may, at its own expense, delegate any or all of its duties and responsibilities under this Agreement to its wholly-owned subsidiary, FMR Co., Inc., pursuant to the terms of a sub-sub-advisory agreement between Adviser and FMR Co., Inc. Notwithstanding such delegation of duties and responsibilities, the Adviser shall at all times remain responsible to Manager, the Fund and the Trust for the performance of all of its responsibilities and duties as required hereunder. A copy of any such sub-sub-advisory agreement, or any subsequent amendment to such agreement, shall be provided to Manager in advance for review and approval. The Adviser may compensate FMR Co., Inc. for the services it provides to the Fund. Subject to prior written notice to the Manager, the Adviser may terminate the services of FMR Co., Inc. and shall, at such time, assume all duties and responsibilities of FMR Co., Inc. with respect to the Fund which were previously delegated pursuant to the terms of the sub-sub-agreement.

                                 * * *


           IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed on its behalf by its duly authorized officer as of the date first written above.

                                       The Manager:

                                       LSA ASSET MANAGEMENT LLC

                                       By:     /s/ Douglas G. Wolff
                                               ---------------------------
                                       Name:   Douglas G. Wolff
                                               ---------------------------
                                       Title:  Vice President, Investments
                                               ---------------------------

                                       The Adviser:

                                       FIDELITY MANAGEMENT  & RESEARCH COMPANY


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                                       By:     /s/ Robert Dwight
                                               ---------------------------
                                       Name:   Robert Dwight

                                       Title:  Treasurer


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